EXHIBIT 99.2

American Eagle Outfitters, Inc.
August 2009

Recorded Sales Commentary dated September 3, 2009

Good morning and welcome to the American Eagle Outfitters August 2009 Sales Commentary. This is Judy Meehan, Vice President of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

Total sales for the four weeks ended August 29, 2009 decreased 4% to $307.7 million, compared to $320.0 million for the four weeks ended August 30, 2008. Consolidated comparable store sales decreased 7%, compared to a 5% decrease for the same period last year.

August sales performance was consistent with our expectations. AE brand comparable store sales showed improvement from the first half of the year, driven by better results in the women's business. Overall, AE women's posted negative mid single-digit comps, and men's declined in the high single-digits.

Women's jeans were among the best performing categories, along with dresses, jewelry, men's graphics and men's and women's woven shirts.

AEO direct sales increased in the low single-digits in the month of August. Our on-line business was partially affected by a later labor day and extended back-to-school shopping period.

This week, the AE fall assortment arrived in stores and on-line, providing newness for the holiday weekend and late peak back-to-school shopping season.

Now regarding earnings, we continue to expect third quarter earnings of $0.22 to $0.25 per share, which includes a tax benefit of approximately $0.05. This guidance excludes the possibility of additional impairments or losses related to investment securities. This compares to third quarter EPS of $0.30 last year.

Thank you for your continued interest in American Eagle Outfitters.